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                                                                    Exhibit 10.8


[LETTERHEAD OF NEPHROS]


AMENDMENT TO EMPLOYMENT AGREEMENT

This is an AMENDMENT (the "Amendment") to the Employment Agreement between Nephros, Inc. ("the Company") and Norman J. Barta ("Executive") dated November 21, 2002. This Amendment is dated March 17, 2003, and consists of the following changes:

Paragraph 3(a), Base Salary, is amended as follows: The Company agrees to pay to Executive a base salary ("Base Salary") at the annual rate of $150,000 payable in equal installments consistent with the Company's payroll practices. On April 15, 2003, Executive's Base Salary shall increase to $225,000.

Paragraph 3(d), Base Salary Increase, is amended as follows: On July 31, 2004 (the "Anniversary Date"), the Company shall increase Executive's Base Salary by the dollar amount of each of the six Milestone Bonuses referred to in Section 3(b)(l)-(6) above which have been achieved during the period preceding such Anniversary Date.

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed on its behalf by an officer thereunto duly authorized and Executive has duly executed this Amendment, all as of the date and year noted above.


NEPHROS, INC.                                 EXECUTIVE

By: /s/ Eric A. Rose, MD                      /s/ Norman J. Barta
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Eric A. Rose, MD                              Norman J. Barta
Chairman of the Board of Directors